PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus dated October 14, 2005)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-129004
10,672,290
RETAIL VENTURES, INC.
Common Shares
(without par value)
     This prospectus supplement relates to changes to the “Selling Shareholders” section of the prospectus dated October 14, 2005 relating to the resale of 10,672,906 of our common shares by the selling shareholders named therein. You should read this prospectus supplement in conjunction with the prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.
     Investing in our common shares involves a high degree of risks. To read about factors you should consider in connection with purchasing our common shares, see Exhibit 99 to our Form 10-Q for the quarter ended October 29, 2005, filed with the Securities and Exchange Commission on December 8, 2005, and the risk factors incorporated by reference into the prospectus.
     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
     Effective November 23, 2005, Millennium Partners, L.P. purchased from Back Bay Capital Funding LLC term loan warrants to purchase an aggregate of 177,288 of our common shares (plus an additional 87,500 of our common shares, if appropriate). Accordingly, Back Bay Capital Funding LLC no longer holds beneficial ownership of any of our common shares, and Millennium Partners, L.P. is now a selling shareholder eligible to sell up to 264,788 of our common shares under the prospectus.
     The table of selling shareholders contained in page 2 of the prospectus in the “Selling Shareholders” section is hereby amended as follows to reflect the transaction described above by (i) superceding the information with respect to the selling shareholder previously listed in the prospectus, and (ii) adding the information below with respect to the selling shareholder not previously listed in the prospectus:

		Number of	Common Shares to be
	Number of Common Shares	Common	Beneficially Owned
	Beneficially Owned Prior	Shares Being	After Offering (1)
Name of Selling Shareholder	to Offering	Offered	Number	Percentage (2)

Previously Listed:
Back Bay Capital Funding LLC

Not Previously Listed:
Millennium Partners, L.P. (3)	315,888	264,788	51,100	*

*	Less than one percent (1%)

(1)	Assumes that each named selling shareholder sells all of the common shares it holds that are covered by this prospectus supplement and neither acquires nor disposes of any other shares, or right to purchase other shares, subsequent to the date as of which we obtained information regarding its holdings. Because the selling shareholders are not obligated to sell all or any portion of the common shares shown as offered by them, we cannot estimate the actual number of common shares (or actual percentage of the class) that will be held by any selling shareholder upon completion of the offering.

(2)	Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934 using 39,773,676 common shares outstanding as of December 31, 2005.

(3)	Millennium Partners, L.P., a Cayman Islands exempted limited partnership, is the holder of term loan warrants to purchase an aggregate of 177,288 of our common shares at an exercise price of $4.50 per share, subject to adjustments. These warrants are exercisable for up to 87,500 additional common shares at an exercise price of $4.50 per share, subject to adjustments, if, and to the extent, common shares are issued on exercise of conversion warrants prior to the exercise in full of the term loan warrants.
Millennium Partners, L.P. is also the beneficial owner of 51,100 shares of our common stock which are held by its affiliate, Millenco, L.P.
Millennium Management, L.L.C., a Delaware limited liability company, is the managing partner of Millennium Partners, L.P. and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C.
The date of this prospectus supplement is January 6, 2006.